RHOMED INCORPORATED

                      1995 NONQUALIFIED STOCK OPTION PLAN

         1. Purpose. The 1995 Nonqualified Stock Option Plan (the "Plan") is intended to advance the interests of RhoMed Incorporated (the "Company") and its shareholders by encouraging and enabling selected officers and key independent contractors, including consultants, directors and members of the scientific advisory board, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain a proprietary interest in the Company by ownership of its stock. The Company does not intend for options granted under the Plan to be options which meet the requirements of section 422 of the Internal Revenue Code of 1986.

         2. Definitions. As used in the Plan, the following capitalized terms have the following meanings:
         "Board" means the Board of Directors of the Company.
         "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated under the Internal Revenue Code of 1986, as amended, or any successor legislation and regulations.
         "Committee" means the body administering the Plan, which is the Compensation Committee of the Board, or if the Board has not established a Compensation Committee, then it is the Board meeting as the Committee.
         "Company" means RhoMed Incorporated.
         "Option" means an option to purchase Stock granted under the Plan. "Option Agreement" means a written agreement between the Company and an
Optionee for the purchase of Stock pursuant to an Option.
         "Option Stock" means Stock which is or may become purchasable under an Option.
         "Option Price" means the price per share of Option Stock.
         "Optionee" means a person to whom the Company has granted an Option. "Plan" means this 1995 Nonqualified Stock Option Plan.
         "Stock" means the Common Stock of the Company, or any other stock issuable upon exercise of an Option as adjusted pursuant to section 7.4 of the Plan, or as substituted or assumed in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation.

         3. Effective dates of the Plan; shareholder approval required. The Plan will be in effect from July 28, 1995 until July 28, 2005, unless the Board terminates the Plan earlier. If the Company's shareholders do not approve the Plan before July 28, 1996,

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the Plan will terminate on July 28, 1996 and any Options granted under the
Plan will be void. No Option will be exercisable before the Company's shareholders approve the Plan.

         4. Administration of the Plan. The Committee will administer the Plan. The Committee will report its actions to the Board at the first meeting of the Board which follows each action of the Committee. By majority vote of its members, the Committee will: determine persons who receive Options, amounts of Option Stock, Option Prices, dates of grant, periods of exercise, methods of exercise and all other terms of Options which the Plan does not specify; construe and interpret the Plan; determine the terms of Option Agreements, which need not be identical; and make all other determinations and take all other actions which the Committee deems necessary or advisable for administration of the Plan, except that the Committee may not amend or terminate the Plan. All actions and determinations of the Committee will be binding on the Company and its Employees.

         5. Authority to grant Options. On behalf of the Company, the Committee may, by majority vote of its members, grant Options from time to time to any one or more persons. The Company's executive officers will prepare, execute on behalf of the Company, and deliver, Option Agreements according to the Committee's instructions.

         6. Amount of Stock available and reserved. The Company may grant Options to purchase up to an aggregate of two million (2,000,000) shares of Stock. While any Option is outstanding, the Company will keep reserved, for issuance upon exercise of Options, the amount of Option Stock which is or may become purchasable under all outstanding Options.

         7. Terms and conditions of Options. All Options will be evidenced by an Option Agreement and will be subject to the following terms and conditions:

                  7.1 Nontransferability. An Option is, by its terms, not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee.

                  7.2 Shareholder rights. Neither an Optionee nor the Optionee's successor has any of the rights of a shareholder of the Company, with respect to any Option Stock, until the Company has received payment in full of the Option Price for that Option Stock upon exercise.


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                  7.3 Accelerated exercisability and early expiration of
Options in certain corporate transactions. If the Company enters into an agreement to engage in a transaction to which Code section 424(a) would apply (if an Option were an incentive stock option as defined in Code section 422 and the requirements of Code sections 424(a)(1) and 424(a)(2) were met), and no corporation either substitutes a new option for or assumes an outstanding Option, or agrees in writing to do so upon consummation of the transaction, then thirty days before the agreed date of consummation of the transaction, that Option will become exercisable as to the entire amount of Option Stock (other than Option Stock as to which the Option has already expired) purchasable at any time under that Option, and will expire on the earlier of
(i) consummation of the transaction or (ii) that Option's original expiration date. The Committee will give the Optionee written notice of the accelerated exercisability and potential early expiration of that Option at least thirty days before its potential early expiration date.

                  7.4 Changes in Stock. If the Company's shareholders approve an amendment to the Company's articles of incorporation which effects a change in shares or rights of shareholders, or an exchange, reclassification or cancellation of shares or rights of shareholders, then the Committee will immediately adjust the amount and/or class of Option Stock purchasable and/or the Option Price under all outstanding Options as the Committee deems appropriate.

                  7.5 Restriction on exercise of Options and issuance of Option Stock. If the Company determines that exercise of an Option or issuance of Option Stock will violate any tax, securities or other law or regulation, then the Optionee may not exercise the Option until the Company determines that the exercise or issuance will comply with that law or regulation. The Option Stock as issued may be restricted under the Securities Act of 1933, as amended, or other securities laws.

                  7.6 Other terms and conditions. The Committee may establish any other terms and conditions for Options consistent with those specified in the Plan.

         8. Amendment, Suspension, or Termination of Plan. The Board may at any time amend, suspend or terminate the Plan.

         9. Code references. In the event that a Code section referred to in the Plan is amended or repealed, the Committee will interpret the Plan in accordance with any successor provision or the remainder of the Code.



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         I certify that the foregoing is a true and accurate copy of the 1995
Employee Incentive Stock Option Plan adopted by the Board of Directors of RhoMed Incorporated by unanimous written consent dated July 28, 1995, and approved by the Shareholders of RhoMed Incorporated at the regular Annual Meeting held on August 15, 1995.



                             s/ Stephen A. Slusher
                             ---------------------
                              Assistant Secretary







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